As filed with the Securities and Exchange Commission on May 12, 2011
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

EQUITY ONE, INC.

(Exact name of registrant as specified in its charter)

Maryland	52-1794271

(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)
1600 N.E. Miami Gardens Drive
North Miami Beach, Florida 33179

(Address of Principal Executive Offices)
Equity One, Inc. Amended and Restated 2000 Executive Incentive Compensation Plan

(Full title of the Plans)

Arthur L. Gallagher, Esq.
General Counsel
Equity One, Inc.
1600 N.E. Miami Gardens Drive
North Miami Beach, Florida 33179

(Name and address of agent for service)
(305) 947-1664

Telephone number, including area code, of agent for service
Copies to:
Ira N. Rosner, Esq.
Greenberg Traurig, P.A.
333 Avenue of the Americas, Suite 4400
Miami, Florida 33131
(305) 579-0500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐		Accelerated filer ☑

Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed
Title of securities	Amount to be	offering price	maximum aggregate	Amount of
to be registered	Registered(1)	per share	offering price	registration fee
Common Stock, $0.01 par value, to be issued pursuant to the Equity One, Inc. Amended and Restated 2000 Executive Incentive Compensation Plan	5,000,000 shares	$19.125 (2)	$95,625,000 (2)	$11,102.07

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock, $0.01 par value, of Equity One, Inc. (the “Common Stock”) which may be offered or become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of Common Stock.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) of the Securities Act on the basis of the average of the high and low price of a share of Common Stock as reported by the New York Stock Exchange on May 9, 2011.

EXPLANATORY NOTE
     This Registration Statement on Form S-8 is being filed by Equity One, Inc., a Maryland corporation (the “Company”), for the purpose of registering a total of 5,000,000 additional shares of its common stock, $0.01 par value (“Common Stock”), issuable pursuant to the Equity One, Inc. Amended and Restated 2000 Executive Incentive Compensation Plan for which previously filed Registration Statements on Form S-8 (File No. 333-99577, File No. 333-118347 and File No. 333-150706) are effective (the “Prior Registration Statements”). Pursuant to Instruction E of Form S-8, the contents of the Prior Registration Statements, as filed with the Securities and Exchange Commission on September 13, 2002, August 18, 2004 and May 7, 2008, respectively, are incorporated herein by reference.
PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The information specified by Items 1 and 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8.
     The documents containing the information specified in Part I of Form S-8 will be sent or given without charge to participating employees as specified by Rule 428(b) of the Securities Act. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
     The following documents, which have been filed with the Securities and Exchange Commission, are hereby incorporated by reference into this registration statement:
(a)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2010;

(b)	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011;

(c)	Our Current Reports on Form 8-K filed on January 7, 2011, February 3, 2011 and May 4, 2011 (not including any information furnished under Items 2.02, 7.01 or 9.01 of Form 8-K, which information is not incorporated by reference herein);

(d)	Our Proxy Statement on Schedule 14A filed on March 23, 2011; and

(e)	The description of our Common Stock contained in our Registration Statement on Form 8-A, dated October 15, 1997 pursuant to Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”), and any amendment or report filed for the purpose of updating any such description.
     All documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (not including any information furnished under Items 2.02, 7.01 or 9.01 of Form 8-K and any other information that is identified as “furnished” rather than filed, which information is not incorporated by reference herein), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in a subsequently filed document incorporated herein by reference, modifies or supersedes the statement. Any statement modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.
     Not applicable.

Item 5.	Interests of Named Experts and Counsel.
     Not applicable.

Item 6.	Indemnification of Directors and Officers.
     The Maryland General Corporation Law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision which limits such liability to the maximum extent permitted by Maryland law. This provision does not limit our ability, or our stockholders’ ability, to obtain other relief, such as an injunction or rescission.
     Our charter and bylaws authorize and obligate us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any present or former director or officer who is made a party to the proceeding by reason of his or her service in that capacity or any individual who, while serving as a director on our board, and at our request, serves or has served another corporation, REIT, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, REIT, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his or her service in that capacity. Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor to us in any of the capacities described above and to any of our employees or agents, or employees or agents of us or a predecessor.
     Maryland law requires a corporation, unless its charter provides otherwise, which our charter does not, to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. Maryland law also permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, the director or officer actually received an improper personal benefit in money, property or services or in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon our receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.
     We have entered into indemnification agreements with each member of the board of directors and certain of our officers. The indemnification agreements require, among other things, that we indemnify to the fullest extent permitted by law and advance to each indemnitee all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under the indemnification agreements, we must also indemnify and advance all expenses incurred by an indemnitee seeking to enforce his or her rights under the indemnification agreements and may cover officers and directors under our directors’ and officers’ liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides greater assurance to directors and officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the board of directors or the stockholders to eliminate the rights it provides.

     It is the position of the Securities and Exchange Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

Item 7.	Exemption from Registration Claimed.
     Not applicable.

Item 8.	Exhibits
     See “Exhibit Index” on page II-1 below.

Item 9.	Undertakings
     (a) The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);
               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent not more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURE
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of North Miami Beach, State of Florida on this 12th day of May, 2011.

EQUITY ONE, INC.
By:	/s/ Arthur L. Gallagher
Arthur L. Gallagher
Executive Vice President and General Counsel

POWER OF ATTORNEY
     Each person whose signature appears below hereby appoints Jeffrey S. Olson and Arthur L. Gallagher his or her true and lawful attorney-in-fact each acting alone with authority to execute in the name of each such person, acting singly, and to file with the Securities and Exchange Commission, together with any exhibits thereto and other documents therewith, any and all amendments (including without limitation post-effective amendments) to this registration statement necessary or advisable to enable the registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in the registration statement as the aforesaid attorney-in-fact executing the same deems appropriate. Pursuant to the requirements of the Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Jeffrey S. Olson Jeffrey S. Olson	Chief Executive Officer (Principal Executive Officer) and Director	May 12, 2011
/s/ Mark Langer Mark Langer	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 12, 2011
/s/ Angela Valdes Angela Valdes	Chief Accounting Officer (Principal Accounting Officer)	May 12, 2011
/s/ Chaim Katzman Chaim Katzman	Chairman of the Board	May 12, 2011
/s/ Noam Ben-Ozer Noam Ben-Ozer	Director	May 12, 2011
/s/ James S. Cassel James S. Cassel	Director	May 12, 2011
/s/ Cynthia R. Cohen Cynthia R. Cohen	Director	May 12, 2011
/s/ David Fischel David Fischel	Director	May 12, 2011
/s/ Neil Flanzraich Neil Flanzraich	Director	May 12, 2011
Nathan Hetz	Director
/s/ Peter Linneman Peter Linneman	Director	May 12, 2011
/s/ Dori Segal Dori Segal	Director	May 12, 2011

EXHIBIT INDEX

Exhibit
Number	Description
5.1	Opinion of Venable LLP

23.1	Consent of Ernst & Young LLP

23.2	Consent of Venable LLP (contained in its opinion filed as Exhibit 5.1 hereto)

24.1	Power of Attorney (contained on the signature pages of this Registration Statement)

II-1